EXHIBIT 3(i)


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                            ARTICLES OF INCORPORATION

                                       OF

                               BUCS FINANCIAL CORP


         The undersigned, Herbert J. Moltzan, whose address is 10455 Mill Run Road, Owings Mills, Maryland 21117, being at least 18 years of age, acting as incorporator, does hereby form a corporation under the general laws of the State of Maryland having the following Articles of Incorporation:

         Article 1. Name. The name of the corporation is BUCS Financial Corp (hereinafter, the "Company").

         Article 2. Principal Office. The address of the initial registered office of the Company is 10455 Mill Run Road Owings Mills, Maryland 21117.

         Article 3. Powers. The Company is organized under the General Corporation Law, as amended, for the State of Maryland (the "MGCL") for the purpose of engaging in any lawful act or activity for which a corporation may be organized under the laws of the State of Maryland.

         Article 4. Registered Agent. The name and mailing address of the initial resident agent of the corporation in the State of Maryland is Herbert J. Moltzan 10455 Mill Run Road, Owings Mills, Maryland 21117. The resident agent is a citizen of the State of Maryland and actually resides therein.

         Article 5. Duration. The term of the existence of the Company shall be perpetual.

         Article 6.        Capital Stock.

         A. Authorized Amount. The total number of shares of capital stock that the Company has authority to issue is 7,000,000 of which 2,000,000 shall be serial preferred stock, par value $0.10 per share (hereinafter, the "Preferred Stock") and 5,000,000 shall be common stock, par value $0.10 per share (hereinafter, the "Common Stock"). Except to the extent required by governing law, rule, or regulation, the shares of capital stock may be issued from time to time by the board of directors of the Company (hereinafter, the "Board of Directors") without further approval of stockholders. The Company shall have the authority to purchase its capital stock out of funds lawfully available therefor. A description of the different classes and a statement of the relative powers, designations, preferences and rights of the shares (if any) of capital stock, and the qualifications, limitations or restrictions thereof are as follows:

         B. Common Stock. Except as provided in this Article 6 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall



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be vested in the Common Stock,  with each holder  thereof being  entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Company. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Company after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled. Each share of common stock shall have the same relative powers, preferences, and rights as, and shall be identical in all respects with, all the other shares of common stock of the corporation.

         C. Authority of Board to Fix Terms of Preferred Stock. A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors to establish series of Preferred Stock or to determine that Preferred Stock will be issued as a class without series and to fix and determine the voting rights, designations, preferences, and other special rights of the Preferred Stock as a class or of the series thereof are as follows:

         Preferred Stock may be issued from time to time as a class without series or in one or more series. Each series shall be designated in supplementary sections or amendments to these Articles of Incorporation by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may by resolution and amendment to these Articles of Incorporation from time to time divide shares of Preferred Stock into series, or determine that the Preferred Stock shall be issued as a class without series, fix and determine the number of shares in a series and the terms and conditions of the issuance of the class or the series, and, subject to the provisions of this Article 6, fix and determine the rights, preferences, qualifications, privileges, limitations, and other special rights, if any, of the class (if none of such shares of the class have been issued) or of any series so established, including but not limited to, voting rights (which may be limited, multiple, fractional, or non-voting rights), the rate of dividend, if any, and whether or to what extent, if any, such dividends shall be cumulative (including the date from which dividends shall be cumulative, if any), the price at and the terms and conditions on which shares may be redeemed, if any, the preference and the amounts payable on shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares in the event shares of the class or of any series are issued with sinking fund provisions, and the terms and conditions on which the shares of the class or of any series may be converted in the event the shares of the class or of any series are issued with the privilege of conversion.

         The Board of Directors may, in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.


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         D. Repurchase of Shares.  The Company may, from time to time,  pursuant
to   authorization  by  the  Board  of  Directors  and  without  action  by  the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Company outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

         Article 7. Incorporator. The name and business address of the sole incorporator is as follows:


                  Name             Address
         ------------------- ------------------
         Herbert J. Moltzan   10455 Mill Run Road Owings Mills, Maryland  21117

         Article 8. Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

         A. Number. The number of directors of the Company shall be such number, not less than 5 nor more than 15 (exclusive of directors, if any, to be elected by holders of Preferred Stock, voting separately as a class), as shall be provided from time to time in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action.

         B. Classified Board. The Board of Directors shall be divided into three classes of directors that shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the term of office of Class I to expire at the first annual meeting of stockholders, the term of office of Class II to expire at the annual meeting of stockholders one year thereafter, and the term of office of Class III to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the three succeeding annual meetings of stockholders after their election.

         Should the number of directors of the Company be reduced, the directorship(s) eliminated shall be allocated among the classes so that the number of directors in each class is as specified in the immediately preceding paragraph. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Should the number of directors of the Company be increased, the additional directorships shall be allocated among such classes so that the number of directors in each class is as specified in the immediately preceding paragraph.

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         Whenever  the holders of any one or more series of  Preferred  Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article 8. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

         The initial board of directors shall consist of ten individuals divided into the following classes:


Class I                          Class II                         Class III
-------                          --------                         ---------
Joseph Pescrille                 Allen Maier                      Brian Bowers
Virginia Wampler                 Herbert J. Moltzan               Harry Fox
Dale Summers                     M. Robin Copeland                Peg Ohrt
                                 Thomas Markel

         C. No Cumulative Voting. Stockholders of the Company shall not be permitted to cumulate their votes for the election of directors.

         D. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which such director was appointed shall expire and until a successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be appointed.

         E. Removal. Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, no member of the board of directors of the Corporation may be removed except for cause, and then only by the affirmative vote of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article 8.E shall not apply with respect to the director or directors elected by such holders of preferred stock.

         F. Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 8.F shall be eligible for

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election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 8.F shall be provided for use at the annual meeting.

         Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 8.F. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days after the Company's fiscal year end. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock that are Beneficially Owned (as determined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and
(ii) the class and number of shares of Company stock that are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board of Directors for election as a director at an annual meeting shall furnish to the Secretary of the Company the same information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

         The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article 8.F. The Secretary of the Company shall notify a stockholder in writing whether such person's nomination has been made in accordance with the time and informational requirements of this Article 8.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 8.F. If the presiding officer determines that a nomination was made in accordance with the terms of this Article 8.F, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 8.F, such person shall so declare at the annual meeting and the defective nomination shall be disregarded.

         Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the provisions of this Article 8.F shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

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         Article  9.  Preemptive  Rights.  No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series or of other securities of the Company shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, any unissued bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series, or any shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company purchased by the Company pursuant to Article 6.D; but any such unissued, or issued but not outstanding, stock, bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

         Article 10. Elimination of Directors' and Officers' Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication averse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise required by Maryland law. If Maryland law is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Maryland law, as so amended.

         Any  repeal  or  modification   of  the  foregoing   paragraph  by  the
stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         Article 11. Indemnification, etc. of Officers, Directors, Employees, and Agents.

         A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

         B. Extent -- Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees)

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actually and reasonably  incurred by such person in connection  with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

                  1. such person is successful on the merits or otherwise; or

                  2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 14 of these Articles) not approved by the Board of Directors. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. Extent -- Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                  1. such person is successful on the merits or otherwise; or

                  2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 14 of these Articles) not approved by the Board of Directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not,

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         in itself,  create a presumption  that the person failed to satisfy the standard of this paragraph E.2.

         F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

                  1. the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

                  2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  3.       the stockholders of the Company.

         G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in Article 11.A may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

         I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         J. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this
Article 11.

         K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund

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or  fund of any  nature,  and may  enter  into  agreements  with  its  officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this
Article 11.

         L. Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 11 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 11, and no amendment or termination of any trust or other fund created pursuant to Article 11.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

         M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 11, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

         N. Savings Clause. If this Article 11 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 11 that shall not have been invalidated and to the fullest extent permitted by applicable law.

         If the laws of the State of Maryland are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

         Article 12.       Meetings of Stockholders and Stockholder Proposals.

         A. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the Bylaws of the Corporation, include the power and authority to call such meetings. Special meetings shall also be called by the secretary of the Corporation upon the written request of stockholders entitled to cast at least 50 percent of all votes entitled to be cast at the meeting.

         B. Action Without a Meeting. Notwithstanding any other provision of these Articles or the Bylaws of the Company, no action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         C. General Right to Vote; Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy, the following shall constitute a valid means by which a stockholder may grant such authority.

         1. A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, facsimile signature.

         2. A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of an authorization to
(i) the person authorized to act as proxy; or (ii) any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail or any other electronic or telephonic transmission.

         3. Any copy, facsimile, telecommunication or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used.

         D. Place of Meeting. Meetings of stockholders may be held within or without the State of Maryland, as the Bylaws of the Corporation may provide.

         E. Stockholder Proposals. At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (1) the Board of Directors or (2) any stockholder of the Company who complies with all the requirements set forth in this Article 12.E.

         Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 12.E. For stockholder proposals to be considered at the annual meeting of stockholders, the stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days after the Company's fiscal year end. Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company stock that are Beneficially Owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

         The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article 12.E. The Secretary of the Company shall notify a stockholder in writing whether such stockholder's proposal has been made in accordance with the time and informational requirements of this Article 12.E. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this
Article 12.E. If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article 12.E, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this
Article 12.E, such person shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

         This provision shall not prevent the consideration and approval or disapproval at the annual meeting of report of officers, directors, and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed, and received as herein provided.

         Article 13.       Certain Limitations on Voting Rights

         A. Limitations. Notwithstanding any other provision of these Articles, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such Person owning shares in excess of the Limit. This Article 13 is intended to apply in lieu of Subtitle 7 of Maryland General Corporation Law or any successor provision.

         Further, for a period of five years from the completion of the conversion of BUCS Federal from mutual to stock form, no Person shall directly or indirectly Offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company.

         B. Definitions.  The following  definitions shall apply to this Article
13.

                  1. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate.

                  2. "Beneficial Ownership" (including "Beneficially Owned") shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate; provided, however, that a Person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

                           (a) which such Person or any of its Affiliates owns, directly or indirectly; or

                           (b) which such  Person or any of its  Affiliates  has
                  (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any Voting Shares (as defined in Article 14) solely by reason of an agreement, contract, or other arrangement with this Company to effect any transaction which is described in Section A of Article 14) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner); or

                           (c) which are owned  directly or  indirectly,  by any
                  other Person with which such first mentioned Person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Company;

and provided further, however, that (1) no director or officer of this Company (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any Common Stock Beneficially Owned by any other such director or officer (or any Affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Company or any subsidiary of this Company, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to Beneficially Own any Common Stock held under any such plan. For purposes of computing the percentage Beneficial Ownership of Common Stock of a Person, the outstanding Common Stock shall include shares deemed owned by such Person through application of this subsection but shall not include any other Common Stock which may be issuable by this Company pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Company pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                  3. The term "Offer" shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Company and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Company regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

                  4. A "Person" shall mean any individual, firm, corporation, or other entity.

         C. The board of directors shall have the power to construe and apply the provisions of this Article 13 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock Beneficially Owned by any Person, (ii) whether a Person is an Affiliate of another, (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article 13.

         D. The board of directors shall have the right to demand that any Person who is reasonably believed to Beneficially Own Common Stock in excess of the Limit (or holders of record of Common Stock Beneficially Owned by any Person in excess of the Limit) supply the Company with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such Person who is reasonably believed to own shares in excess of the Limit and (ii) any other factual matter relating to the applicability or effect of this Article 13 as may reasonably be requested of such Person.

         E. Except as otherwise  provided by law or  expressly  provided in this
Article 13, the presence in person or by proxy of the holders of record of shares of capital stock of the Company entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article 13) entitled to be cast by the holders of shares of capital stock of the Company entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

         F. The provisions of this Article 13 shall not be applicable to any tax-qualified defined benefit plan or defined contribution plan of the Company or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Company if such acquisition has been approved by a resolution of Board of Directors, as described in Article 14 of this Article; provided, however, that such approval shall only be effective if such Directors shall have the power to construe and apply the provisions of this Article 13 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares Beneficially Owned by any Person, (b) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (c) the application of any other material fact relating to the applicability or effect of this Article 13. Any constructions, applications, or determinations made by the Directors pursuant to this Article 13 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Company and its stockholders.

         G. In the event any provision (or portion thereof) of this Article 13 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article 13 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Company and its stockholders that each such remaining provision (or portion thereof) of this Article 13 remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

         Article 14.  Stockholder Approval of Business Combinations

         A.       Certain Definitions.  For the purposes of this Article 14:

         1. The term "Affiliate," including the term "affiliated person," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

         2. The term "Associate," when used to indicate a relationship with any person, means:

                  (a) any corporation or organization (other than the corporation or a subsidiary of the corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;
                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
                  (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its affiliates.

         3. The term "Beneficial Owner," when used with respect to any voting stock, means a person:

                  (a) That, individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly; or
                  (b) That, individually or with any of its affiliates or associates, has:
                           (i) the right to acquire voting stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or
                           (ii) the right to vote voting stock pursuant to any agreement, arrangement, or understanding; or
                  (c) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares of voting stock.

         4.       The term "Business Combination" means:

                  (a) Unless the merger,  consolidation,  or share exchange does not alter the contract rights of the stock as expressly set forth in the charter or change or convert in whole or in part the outstanding shares of stock of the corporation, any merger, consolidation, or share exchange of the corporation or any subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after the merger, consolidation, or share exchange would be, an affiliate of an Interested Stockholder that was an Interested Stockholder prior to the transaction;
                  (b) any sale, lease,  transfer,  or other  disposition,  other than in the ordinary course of business or pursuant to a dividend or any other method affording substantially proportionate treatment to the holders of voting stock, in one transaction or a series of transactions in any 12-month period, to any Interested Stockholder or any affiliate of any Interested Stockholder (other than the corporation or any of its subsidiaries) of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10 percent or more of the total market value of the outstanding stock of the corporation or of its net worth as of the end of its most recently ended fiscal quarter;
                  (c)  the  issuance  or  transfer  by the  corporation,  or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total market value of the outstanding stock of the corporation to any Interested Stockholder or any affiliate of any Interested Stockholder (other than the corporation or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting stock or any other method affording substantially proportionate treatment to the holders of voting stock;
                  (d) the adoption of any plan or proposal  for the  liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Stockholder or any affiliate of any Interested Stockholder;
                  (e) Any reclassification of securities  (including any reverse stock split), or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by five percent or more the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder; or
                  (f) the receipt by any Interested Stockholder or any affiliate of any Interested Stockholder (other than the corporation or any of its subsidiaries) of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

         5. The term "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

         6.       The  term "Determination Date" means  the  most recent date on
                  which  an  Interested   Stockholder   became   an   Interested
                  Stockholder.

        7.       The term "Equity Security" means:

                  (a) any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;
                  (b) any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or
                  (c) any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

        8. The term "Interested Stockholder" means any person (other than the corporation or any subsidiary) that:

                  (a)(i) is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or
                    (ii) is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation:
                           (1) at any time within the two-year period immediately prior to the date in question; and
                           (2) after the date on which the corporation had 100 or more beneficial owners of its stock.

                  (b) for the purpose of determining whether a person is an Interested Stockholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the person through application of Section A.3 of this Article but may not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        9.       The term "Market Value" means:

         (a) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the corporation in good faith; and
         (b) in the case of property other than cash or stock, the fair market value of such property on the date in question is determined by the board of directors of the corporation in good faith.

         10. The term "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

         11. The term "Voting Stock" means shares of capital stock of a corporation entitled to vote generally in the election of directors.

         B.       General Requirement.

         1. The Corporation may not engage in any Business Combination with any Interested Stockholder or any Affiliate of the Interested Stockholder for a period of five years following the most recent date on which the Interested Stockholder became an Interested Stockholder unless a resolution of the board of directors is adopted which exempts specifically or generally by types, existing or future Interested Stockholders or their Affiliates at any time prior to the Determination Date. Unless by its terms a resolution of the board is made irrevocable, it may be altered or repealed by the board, but it shall not affect any Business Combinations that have been consummated, or are the subject of an existing agreement entered into, prior to alteration or repeal.

         2. In  addition  to any vote  otherwise  required  by law,  a  Business
Combination that is not prohibited by Section B.1 of this Article shall be recommended by the board of directors and approved by the affirmative vote of at least:

                  (a) 80 percent of the votes entitled to be cast by outstanding shares of Voting Stock of the Corporation, voting together as a single voting group; and
                  (b) two-thirds of the votes entitled to be cast by holders of Voting Stock other than Voting Stock held by the Interested Stockholder who will (or whose Affiliate will) be a party to the Business Combination or by an Affiliate or Associate of the Interested Stockholder, voting together as a single voting group.

         C.       When Voting Requirements Not Applicable.

The vote required by Section B.2 of this Article does not apply to a Business Combination if:

                  (a) the board of directors adopts a resolution which exempts the Business Combination with the Interested Stockholder or its Affiliates, specifically or generally, at any time prior to the Determination Date, or

                  (b) the Business Combination meets the fair price requirements of Maryland law in Section 3-603 of Title 6 of the General Laws of the State of Maryland in effect on the date of filing these Articles, or as the laws may be amended from time to time.

         D. Additional Provisions. Nothing contained in this Article 14, shall be construed to relieve an Interested Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 14 shall prevent any shareholder of the Company from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholder.

         E. Amendments. Notwithstanding any provisions of these Articles of Incorporation or the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by laws, these Articles of Incorporation or the Bylaws of the Company), the affirmative vote of the holders of at least 80 percent of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least 80 percent of the outstanding shares of each such class or series) shall be required to amend or repeal this Article 14 or adopt any provisions inconsistent with this Article.

         Article 15. Evaluation of Offers. The Board of Directors of the Company, when evaluating any offer to (A) make a tender or exchange offer for any equity security of the Company, (B) merge or consolidate the Company with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer: on the Company's present and future customers and employees and those of its subsidiaries; on the communities in which the Company and its subsidiaries operate or are located; on the ability of the Company to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

         Article 16.  Stockholder Approval of Certain Transactions.

         A. Stockholder Vote. Any merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company eligible to vote at a legal meeting.

         B. Board Approval. The provisions of Article 16.A shall not apply to a particular transaction and such transaction shall require only such stockholder vote, if any, as would be required by Maryland law, if such transaction is approved by two-thirds of the entire Board of Directors of the Company.

         Article 17.       Amendment of Articles and Bylaws.

         A. Articles. The Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change, or repeal of these Articles of Incorporation shall be made unless such amendment addition, alteration, change, or repeal is first proposed and approved by the Board of Directors pursuant to a resolution proposed and adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change, or repeal any provision inconsistent with Articles 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17. The Board of Directors has the authority to amend the Articles without shareholder vote in accordance with Section 2-605 of the MGCL.

         B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend, or repeal the Bylaws of the Company. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.